CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stuart King Capital Corp.

As independent registered public accountants, we hereby consent to the use of our audit report dated April 29, 2015, with respect to the financial statements of  Stuart King Capital Corp. in its Second Post Effective Amendment to Form S-1 relating to the registration of  1,000,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, Minnesota

April 30, 2015

1660 Highway 100 South

Suite 500

St. Louis  Park, MN  55416

630.277.2330